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Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
GUILFORD MILLS, INC.
at
$19.00 Net per Share
by
GMI MERGER CORPORATION
a wholly owned subsidiary of
GMI HOLDING CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 1, 2004, UNLESS THE OFFER IS EXTENDED.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 27, 2004 (the "Merger Agreement"), among GMI Holding Corporation, a Delaware corporation ("Parent"), GMI Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Guilford Mills, Inc., a Delaware corporation ("Guilford"). Purchaser is offering to purchase all of the outstanding shares of common stock, par value $.01 per share, of Guilford at a price of $19.00 per share, net to the seller in cash, without interest (the "Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal (as each may be supplemented or amended from time to time). The offer on the terms set forth in this Offer to Purchase and the Letter of Transmittal, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer" described in this Offer to Purchase. Following the purchase by Purchaser of the shares of Guilford common stock in the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Purchaser will be merged with and into Guilford, with Guilford surviving the merger as a wholly owned subsidiary of Parent. As a result of the merger, each outstanding share of Guilford common stock (other than shares owned by Purchaser, Guilford or any stockholder of Guilford who is entitled to and properly exercises appraisal rights under Delaware law with respect to such shares) will be converted into the right to receive the same price paid in the offer.

        The Board of Directors of Guilford has, at a meeting held on February 26, 2004, unanimously recommended that the stockholders of Guilford accept the Offer, tender their shares of Guilford common stock pursuant to the Offer and (if required by applicable law) adopt the Merger Agreement and approve the merger.

        The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the expiration of the Offer shares of Guilford common stock that, together with shares (if any) then owned by Parent or any of its subsidiaries, represents more than 50% of the shares of Guilford common stock then outstanding determined on a fully-diluted basis (meaning the number of shares then issued and outstanding plus all shares of Guilford common stock which Guilford may be required to issue as of such date pursuant to options, warrants, convertible securities or similar obligations then outstanding). The Offer is also subject to other conditions set forth in this Offer to Purchase. For more information, see Section 13 (Certain Conditions to the Offer).

IMPORTANT

        Any stockholder of Guilford who desires to tender all or any portion of such stockholder's outstanding shares of Guilford common stock to Purchaser in the Offer must either:

  •
  complete and sign the Letter of Transmittal (or a facsimile copy of it) for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal (having such stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile copy of it) and any other required documents to the depositary for the Offer, EquiServe Trust (the "Depositary"), and deliver the certificates representing such shares to the Depositary along with the Letter of Transmittal (or a facsimile copy of it);

  •
  tender such shares by book-entry transfer by following the procedures described in Section 2 (Procedures for Tendering Shares of Guilford Common Stock in the Offer); or

  •
  request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder of Guilford with shares of Guilford common stock registered in the name of a broker, dealer, bank, trust company or other nominee must contact that institution in order to tender such shares to Purchaser in the Offer.

        Any stockholder of Guilford who desires to tender shares of Guilford common stock to Purchaser in the Offer and whose certificates representing such shares are not immediately available, or who cannot comply in a timely manner with the procedures for tendering shares by book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration date of the Offer, may tender such shares to Purchaser in the Offer by following the procedures for guaranteed delivery described in Section 2 (Procedures for Tendering Shares of Guilford Common Stock in the Offer).

        This transaction has not been approved or disapproved by the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any state securities commission has passed on the fairness or merits of this transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

        Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

The Dealer Manager for our Offer is:

1251 Avenue of the Americas
New York, New York 10020
(800) 753-5151
(212) 403-3500

The date of this Offer to Purchase is March 5, 2004.

i

SUMMARY TERM SHEET

        GMI Merger Corporation is offering to purchase all of the outstanding shares of common stock of Guilford Mills, Inc. for $19.00 per share, net to the seller in cash, without any interest. The following are some of the questions you, as a stockholder of Guilford, may have and answers to those questions.

        We urge you to read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary term sheet does not contain all of the information you should consider before tendering your shares of common stock. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my shares?

  •
  We are GMI Merger Corporation, a Delaware corporation newly formed for the sole purpose of making a tender offer for all of the outstanding shares of Guilford common stock. We are a direct, wholly owned subsidiary of Parent. We and Parent were organized for the purpose of this Offer and have not conducted any activities other than in connection with this offer and the Merger Agreement.

  •
  Parent is GMI Holding Corporation, a Delaware corporation, a wholly owned subsidiary of certain funds and accounts managed by Cerberus Capital Management, L.P. and its affiliates. Cerberus Capital Management, L.P. and its affiliated entities manage funds and accounts with capital in excess of $12 billion. See Introduction and Section 9 (Certain Information Concerning Purchaser, Parent and Cerberus) of this Offer to Purchase for more information.

What are the classes and amounts of the shares that you are offering to purchase?

        We are making an offer to purchase all of the outstanding shares of common stock, par value $.01, of Guilford. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

        We are offering to pay $19.00 per share, net to you, in cash, without interest. If you are the record owner of your shares and you tender them in our offer, you will not have to pay any brokerage fees or similar expenses to do so. If you own your shares through a broker or other nominee, and your broker tenders your shares in our offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

Have any Guilford stockholders agreed to tender their shares?

        Yes. In connection with entering into the merger agreement, certain of Guilford's stockholders entered into agreements to tender all of their shares of Guilford common stock (which represent approximately 48% of the outstanding common stock of Guilford), and to vote in favor of the merger. See Section 12 (Purpose of the Offer and the Merger; Plans for Guilford; The Merger Agreement; The Support Agreements; The Confidentiality Agreement) of this Offer to Purchase for more information.

Do you have the financial resources to pay for all of the shares that you are offering to purchase?

        Yes. Certain of the funds and accounts managed by Cerberus Capital Management, L.P. and its affiliates, directly or indirectly, will contribute to us sufficient funds to pay for all of the shares of Guilford common stock that are accepted for payment by us in our offer, and to make payments for all shares of Guilford common stock that are not accepted for payment in our offer and that will be converted into the right to receive $19.00 per share in cash in the merger described below following the successful completion of our offer. The cash on hand and cash equivalents in such funds and accounts are expected to be used to make this contribution. Our offer is not conditioned on any financing contingencies. See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

Is your financial condition relevant to my decision whether to tender my shares in your offer?

        No. We do not believe that our financial condition is relevant to your decision whether to tender your shares of common stock and accept the offer because:

  •
  the offer is being made for all outstanding shares of Guilford;

  •
  the form of payment that you will receive consists solely of cash and if you tender into the offer and receive payment for your shares of common stock, you will have no continuing equity interest in Guilford;

  •
  our offer is not subject to any financing contingencies; and

  •
  if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

        See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

How will the offer affect my option to purchase shares?

        Guilford has agreed to take all actions necessary to provide that each option outstanding immediately prior to the first date on which Purchaser accepts for payment shares of Guilford common stock tendered in the offer (whether or not then vested or exercisable) that represents the right to acquire shares of Guilford common stock will be cancelled and converted into the right to receive a cash amount equal to the excess, if any, of (1) the offer price per share over (2) the exercise price payable in respect of such share of Guilford common stock issuable under such option. No action is currently required by the option holder to receive payment for these options. As of the first date on which we accept for payment shares tendered and not withdrawn pursuant to the offer, all unexercised options that have an exercise price equal to or exceeding the offer price shall be immediately cancelled and forfeited.

How long do I have to tender my shares in your offer?

        Unless we extend our offer, you will have until 12:00 midnight, New York City time, on Thursday, April 1, 2004 to tender your shares. If you cannot deliver everything that is required to make valid tender by that time, you may be able to use a guaranteed delivery procedure to tender your shares, which is described in Section 2 (Procedures for Tendering Shares of Guilford Common Stock in the Offer) of this Offer to Purchase.

What are the most significant conditions to the offer?

        There is no financing condition to the offer; however, we are not obligated to purchase any tendered shares if, among other things:

  •
  the number of shares validly tendered and not withdrawn before the expiration date of the offer does not represent more than 50% of the shares of Guilford outstanding on a fully diluted basis. When we use the term "fully diluted basis" we mean the number of shares outstanding, together with the shares which Guilford may be required to issue under options, warrants or other convertible securities or obligations it has outstanding. This condition is called the minimum condition and cannot be waived by us without Guilford's consent; or

  •
  there shall have been a development or state of facts since February 27, 2004 that has resulted in or would reasonably be expected to result in a material adverse effect (as defined in the

    Merger Agreement) on Guilford or prevent Guilford's performance of its obligations under the Merger Agreement.

        A fuller discussion of the conditions to the consummation of the offer may be found in Section 13 (Certain Conditions of the Offer) of this Offer to Purchase. We can waive any of the conditions to the offer without Guilford's consent, except the minimum condition.

Can the offer be extended and under what circumstances?

        Subject to the terms of the merger agreement, including the parties' right to terminate the merger agreement, we can extend the offer. We and Guilford have agreed in the merger agreement that:

  •
  we will extend the offer for one or more periods of not more than five business days if any one or more of the specified conditions to the offer are not satisfied (or waived by us);

  •
  we will extend the offer if we are required to do so by the rules and regulations of the Securities and Exchange Commission; and

  •
  we will provide for a subsequent offering period of five to 20 business days beyond the latest applicable date that we would otherwise be permitted to extend our offer, if all of the conditions to our obligations to accept shares for payment have been satisfied or waived, but the number of shares of Guilford common stock validly tendered and not withdrawn pursuant to our offer equals less than 90% of the outstanding shares of Guilford common stock.

        During any subsequent offering period, if there is one, you can tender your shares to us for the same offer price payable in our offer. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How will I be notified if you extend your offer?

        If we extend our offer, we will inform EquiServe Trust, the depositary for the offer, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was previously scheduled to expire. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How do I tender my shares?

  •
  To tender your shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to Equiserve Trust, the depositary for the offer, prior to the expiration of the offer.

  •
  If your shares are held in street name (that is, through a broker, dealer, bank, trust company or other nominee), you must instruct your nominee to tender your shares on your behalf.

  •
  If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may still participate in the offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three trading days of the execution of such guarantee.

        See Section 2 (Procedures for Tendering Shares of Guilford Common Stock in the Offer) of this Offer to Purchase for more information.

Can I withdraw shares that I previously tendered in your offer? If yes, until what time may I withdraw previously tendered shares?

        Yes. You can withdraw some or all of the shares that you previously tendered in our offer at any time until the expiration date of our offer, as it may be extended. Further, if we have not accepted your shares for payment by the expiration date (including the expiration of any such extension), you can withdraw them at any time after such time until we accept shares for payment. Once we accept your tendered shares for payment upon the expiration of our offer (including the expiration of any extension), however, you will no longer be able to withdraw them. In addition, your right to withdraw your previously tendered and accepted shares will not apply to any subsequent offering period (which is not the same as an extension of our offer), if one is provided. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

How do I withdraw my previously tendered shares?

        To withdraw shares, you (or, if your shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your shares) must deliver a written notice of withdrawal (or a facsimile copy of one), with the required information, to the depositary while you still have the right to withdraw your shares. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

Has the Guilford Board of Directors approved your offer?

        Yes. Our offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 27, 2004, among Parent, Guilford and us. The Board of Directors of Guilford has unanimously:

  •
  determined that the terms of this offer and the Merger are fair from a financial point of view to Guilford and its stockholders;

  •
  approved and declared advisable the Merger Agreement, and the transactions contemplated by the Merger Agreement, including our offer and the merger; and

  •
  recommended that Guilford's stockholders accept our offer, tender their shares of Guilford common stock pursuant to our offer and (if required by applicable law) adopt the Merger Agreement.

        The factors considered by the Guilford Board of Directors in making the determinations and the recommendation set forth above are described in Guilford's Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and is being mailed to Guilford stockholders together with this Offer to Purchase.

        Goldman, Sachs & Co., which acted as the financial advisor to Guilford's Board of Directors, delivered its opinion to Guilford's Board of Directors, dated February 27, 2004 that, as of the date of its written opinion and based upon and subject to the factors and assumptions set forth therein, the $19.00 per share price in cash to be received by holders of Guilford common stock in the tender offer and merger is fair from a financial point of view to such holders. Stockholders of Guilford are urged to, and should, carefully read Guilford's Solicitation/Recommendation Statement on Schedule 14D-9 and the opinion of Goldman, Sachs & Co., which is annexed thereto, in their entirety.

What are your plans if you successfully complete your offer but do not acquire all of the outstanding shares of Guilford common stock in your offer?

        If we successfully complete our offer and certain limited conditions are satisfied, as soon as practicable following the successful completion of our offer, we intend to merge with and into Guilford. As a result of that merger, all of the outstanding shares of Guilford common stock that are not tendered in our offer (other than shares that are owned by Guilford or us, and shares that are owned by any stockholder of Guilford who is entitled to and properly exercises appraisal rights under Delaware law in respect of their shares) will be cancelled and converted into the right to receive $19.00 per share, net to the seller in cash (without interest).

        Our obligation to merge with Guilford following the successful completion of our offer is conditioned on (i) the adoption of the Merger Agreement by the majority of Guilford's stockholders under Delaware law (if required), (ii) no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental entity being in effect which enjoins, restricts, prevents, prohibits or makes illegal consummation of the merger and (iii) Purchaser having purchased shares of Guilford common stock in this offer. If we successfully complete our offer, we will hold a sufficient number of shares of Guilford common stock to ensure the requisite adoption of the Merger Agreement by Guilford stockholders under Delaware law to complete the merger. In addition, if we own at least 90% of the outstanding shares of Guilford common stock, we will not be required to obtain stockholder approval to complete the merger.

Are appraisal rights available in either your offer or the merger?

        If you choose not to tender, and the offer is consummated, appraisal rights will be available in the merger. If you choose to exercise your appraisal rights, and you comply with the applicable legal requirements, you will be entitled to payment for your shares based on an independent appraisal of the fair value of your shares. This fair value may be more or less than the $19.00 per share that we are offering to pay you for your shares in the offer. See Section 12 (Purpose of the Offer and the Merger; Plans for Guilford; The Merger Agreement; The Support Agreements; The Confidentiality Agreement) of this Offer to Purchase for more information.

What are the United States federal income tax consequences of your offer and the merger?

        In general, the receipt of cash by you in exchange for your shares pursuant to the offer, the merger or upon exercise of your appraisal rights is a taxable transaction for United States federal income tax purposes. In general, you will recognize capital gain or loss equal to the difference between your adjusted tax basis in your shares and the amount of cash you receive for those shares. See Section 5 (Certain Material United States Federal Income Tax Consequences) of this Offer to Purchase for more information.

        Tax matters are complicated and the tax consequences to you of the offer, the merger or an exercise of your appraisal rights will depend on the facts of your particular situation. The tax consequences to stockholders subject to special treatment under the Internal Revenue Code may also vary from that described above. In addition, you may be subject to state, local or foreign tax laws that are not described in this Offer to Purchase. You are urged to consult your own tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of our offer and the merger.

What is the market value of my shares?

        On February 26, 2004, the last trading day before Parent and Guilford announced that they had entered into the Merger Agreement, the last sale price of shares of Guilford common stock reported on the OTC Bulletin Board under the trading symbol "GMIL" was $22.00 per share. On March 4, 2004, the last trading day prior to the commencement of this offer, the last sale price of shares of Guilford common stock reported on the OTC Bulletin Board was $19.25 per share. Stockholders are urged to obtain current market quotations for their shares.

        See Section 6 (Price Range of Shares of Guilford Common Stock) of this Offer to Purchase for more information.

Whom can I contact if I have questions about your offer?

        You should contact the Information Agent for our offer at the address and telephone number listed below if you have any questions about our offer. The Information Agent for the offer is MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, (212) 929-5500, (800) 322-2885.

To: The Holders of Common Stock of GUILFORD MILLS, INC.:

INTRODUCTION

        GMI Merger Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of GMI Holding Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Guilford Mills, Inc., a Delaware corporation ("Guilford" or "the Company"), at a price of $19.00 per share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal, which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer" described in this Offer to Purchase.

        Tendering Guilford stockholders whose shares of Guilford common stock are registered in their own names and who tender their shares directly to EquiServe Trust, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the sale of the shares in the Offer. A stockholder of Guilford who holds shares of Guilford common stock through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such stockholder's shares to Purchaser in the Offer.

        Purchaser will pay all fees and expenses of EquiServe Trust, the Depositary, MacKenzie Partners, Inc., the Information Agent, and Rothschild Inc., the Dealer Manager, incurred in connection with the Offer. See Section 15 (Fees and Expenses) of this Offer to Purchase for more information.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 27, 2004, among Parent, Purchaser and Guilford (the "Merger Agreement") pursuant to which, following the purchase by Purchaser of shares of Guilford common stock in the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Guilford (the "Merger"), with Guilford surviving the Merger as a wholly owned subsidiary of Parent. As a result of the Merger, each outstanding share of Guilford common stock (other than shares held in the treasury of Guilford, shares owned by Purchaser, Parent or any of their subsidiaries, or shares held by any stockholder of Guilford who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, without interest thereon. See Section 12 (Purpose of the Offer and the Merger; Plans for Guilford; The Merger Agreement; The Support Agreements; The Confidentiality Agreement) of this Offer to Purchase for more information.

        Guilford's Board of Directors has, at a meeting duly called and held unanimously (i) determined that the terms of the Offer and the Merger Agreement are fair from a financial point of view to Guilford and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby and (iii) recommended that Guilford's stockholders accept the Offer, tender their shares of Guilford common stock pursuant to the Offer, and (if required by applicable law) adopt the Merger Agreement.

        The factors considered by Guilford's Board of Directors in making the determinations and the recommendation described above are described in Guilford's Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and is being mailed to the stockholders of Guilford with this Offer to Purchase.

        Goldman, Sachs & Co. ("Goldman Sachs"), which acted as the financial advisor to Guilford's Board of Directors, delivered its opinion to Guilford's Board of Directors, dated February 27, 2004 that, as of the date of its written opinion and based upon and subject to the factors and assumptions set forth therein, the Offer Price to be received by the holders of Guilford common stock in the Offer and the Merger is fair from a financial point of view to such holders. Stockholders of Guilford are urged to, and should, carefully read Guilford's Solicitation/Recommendation Statement on Schedule 14D-9 and the opinion of Goldman Sachs, which is annexed thereto, in their entirety.

        The Offer is conditioned upon, among other things, the condition that (i) there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration of the Offer, and not withdrawn, at least a number of shares of Guilford common stock that, together with the shares of Guilford common stock then beneficially owned by Parent or its subsidiaries, represents more than 50% of the shares of Guilford common stock outstanding on a fully-diluted basis (the "Minimum Condition"), and (ii) no Company Material Adverse Effect (as defined in the Merger Agreement) has occurred. The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for more information.

        Completion of the Merger is also subject to the satisfaction of certain conditions, including (i) the acceptance for payment of, and payment for, shares of Guilford common stock by Purchaser in the Offer; (ii) the absence of any law injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental entity in effect which enjoins, restrains, prevents, prohibits or makes illegal consummation of the Merger; and (iii) the adoption of the Merger Agreement by the affirmative vote or written consent of a majority of Guilford's stockholders under Delaware law (if required). If the Offer is successfully completed, Purchaser will have sufficient voting power to adopt the Merger Agreement without the vote of any other holder of Guilford common stock. In addition, if Purchaser owns 90% or more of the outstanding shares of Guilford common stock, under applicable law, Purchaser and Parent will be able to complete the Merger without adoption of the Merger Agreement by the holders of Guilford common stock. In such event, under the terms of the Merger Agreement, Parent, Purchaser and Guilford have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a stockholders' meeting. See Section 12 (Purpose of the Offer and the Merger; Plans for Guilford; The Merger Agreement; The Support Agreements; The Confidentiality Agreement) of this Offer to Purchase for more information.

        Guilford has informed Purchaser that, as of February 23, 2004, there were: (i) 5,501,053 shares of Guilford common stock issued and outstanding; (ii) 172,000 shares of Guilford common stock subject to outstanding options; (iii) no other shares of capital stock, voting securities or equity interests or any options, warrants, convertible or exchangeable securities or rights providing for the issuance of any shares of Guilford common stock, voting securities or equity interests in Guilford. Based upon the foregoing, the Minimum Condition will be satisfied if 2,836,527 shares of Guilford common stock are validly tendered and not withdrawn prior to the Expiration Date.

        Certain material United States federal income tax consequences of the sale of the shares of Guilford common stock pursuant to the Offer and the conversion of shares of Guilford common stock pursuant to the Merger are described in Section 5 (Certain Material United States Federal Income Tax Consequences) of this Offer to Purchase.

        This Offer to Purchase and the Letter of Transmittal for the Offer contain important information about the Offer and should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

  1.    TERMS OF THE OFFER

        Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay the Offer Price for all shares of Guilford common stock that are validly tendered on or prior to the initial Expiration Date and not withdrawn in accordance with the procedures for withdrawal described in Section 3 (Withdrawal Rights) of this Offer to Purchase. The term "Expiration Date" as used in this Offer to Purchase means 12:00 Midnight, New York City time, on April 1, 2004, unless and until Purchaser extends the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term Expiration Date as used in this Offer to Purchase will mean the latest time at which the Offer, as so extended by Purchaser, will expire. The consideration offered is $19.00 per share in cash.

        Under the terms of the Merger Agreement, Purchaser will extend the Offer (i) for one or more periods of up to five business days if any condition to the Offer has not been satisfied or waived by 12:00 Midnight, New York City time, on April 1, 2004, or by any other time and date then scheduled as the Expiration Date and (ii) for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof, applicable to the Offer. In addition, if at the Expiration Date of the Offer, all of the conditions to the Offer have been satisfied or waived but the number of shares validly tendered and not withdrawn pursuant to the Offer constitutes less than 90% of the shares of Guilford common stock then outstanding, Purchaser will provide for a subsequent offering period of at least five but no more than 20 business days after Purchaser's acceptance for payment of the shares then tendered and not withdrawn pursuant to the Offer.

        Purchaser expressly reserves the right to waive any of such conditions to the extent legally permissible other than the Minimum Condition, to increase the price per share payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of Guilford which (i) decreases the price per share payable in the Offer, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of shares sought to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to the conditions set forth in Section 13 (Certain Conditions to the Offer), (v) waives the Minimum Condition, (vi) modifies or amends any of the conditions set forth in Section 13 or makes other changes in the terms of the Offer that are in any manner adverse to the holders of Shares or (vii) except as provided in the Merger Agreement, extends the expiration date of the Offer.

        If by 12:00 Midnight, New York City time, on Thursday, April 1, 2004 (or by any other time and date then scheduled as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, Purchaser may (i) subject to the qualification described in the immediately preceding paragraph of this Offer to Purchase with respect to the Minimum Condition, waive all of the conditions to the Offer that remain unsatisfied and accept for payment and pay for all shares of Guilford common stock that have been validly tendered and not withdrawn prior to the Expiration Date, (ii) extend the Offer and, subject to the right of holders of shares of Guilford common stock previously tendered to withdraw such tendered shares at any time prior to the Expiration Date, retain all of the shares that have been previously tendered and not withdrawn during the period or periods for which the Offer is extended, or (iii) subject to the qualifications described in the immediately preceding paragraph of this Offer to Purchase, amend the Offer. In addition, under certain circumstances, Purchaser may terminate the Offer in accordance with the Merger Agreement, not accept for payment or pay for any shares of Guilford common stock and return all previously tendered shares to the owners of such shares.

        The rights reserved by Purchaser described in the two preceding paragraphs are in addition to its rights pursuant to Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. Any extension of the Offer, waiver of conditions to the Offer, amendment to the Offer or termination will be followed as promptly as practicable by a public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-l under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders of shares of Guilford common stock), Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and/or Dow Jones news services. The phrase "business day" as used in this paragraph has the meaning set forth in Rule 14d-1 under the Exchange Act.

        In the event that Purchaser makes a material change to the terms of the Offer or the information concerning the Offer, or waives a material condition to the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-l under the Exchange Act. The minimum period during which the Offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required under the applicable rules and regulations of the SEC to allow for adequate dissemination to stockholders.

        Guilford has provided Purchaser with a list and security position listings of Guilford's stockholders for the purpose of disseminating the Offer to holders of shares of Guilford common stock. This Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase and other materials related to the Offer will be mailed to record holders of shares of Guilford common stock. This Offer to Purchase and the Letter of Transmittal will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of Guilford's stockholders, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to the beneficial owners of shares of Guilford common stock.

        2.    PROCEDURES FOR TENDERING SHARES OF GUILFORD COMMON STOCK
IN THE OFFER

        Valid Tender.    For a stockholder to validly tender shares of Guilford common stock in the Offer:

  •
  the certificate(s) representing the tendered shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption "Signature Guarantees") and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date;

  •
  in the case of a tender effected pursuant to the book-entry transfer procedures described below under the caption "Book-Entry Transfer," (i) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under the caption "Signature Guarantees"), or an Agent's Message (as described below under the caption "Book-Entry Transfer"), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date and (ii) the shares to be tendered must be delivered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation (each as described below under the caption "Book-Entry Transfer") must be received by the Depositary prior to the Expiration Date; or

  •
  the tendering stockholder must comply with the guaranteed delivery procedures described below under the caption "Guaranteed Delivery" prior to the Expiration Date.

        The valid tender of shares of Guilford common stock in accordance with one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms of and subject to the conditions to the Offer.

        THE METHOD OF DELIVERY OF SHARES OF GUILFORD COMMON STOCK TO BE TENDERED IN THE OFFER, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY DESCRIBED BELOW, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES OF GUILFORD COMMON STOCK TO BE TENDERED IN THE OFFER WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION DESCRIBED BELOW). IF DELIVERY OF SHARES IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the shares of Guilford common stock at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may effect a book-entry delivery of shares of Guilford common stock in the Offer by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. The confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility as described above is sometimes referred to in this Offer to Purchase as a "Book-Entry Confirmation." The term "Agent's Message" as used in this Offer to Purchase means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of Guilford common stock that are the subject of the Book-Entry Confirmation that the participant has received, (ii) the participant agrees to be bound by the terms of the Letter of Transmittal and (iii) Purchaser may enforce such agreement against such participant.

        Although delivery of shares of Guilford common stock may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption "Signature Guarantees"), or an Agent's Message (as described above), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date to effect a valid tender of shares by book-entry. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal that is being returned with shares of Guilford common stock being tendered in the Offer if (i) the Letter of Transmittal is signed by the registered holder(s) of the shares of Guilford common stock tendered with such Letter of Transmittal, unless such registered holder(s) has completed either the box labeled Special Payment Instructions or the box labeled Special Delivery Instructions on such Letter of Transmittal or (ii) shares of Guilford common stock are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, Nasdaq Stock Market Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act (which are sometimes referred to as "Eligible Institutions" in this Offer to Purchase). For purposes of the foregoing, a registered holder of shares of Guilford common stock includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of such shares. In all other cases, all signatures on the Letter of Transmittal that is being returned with shares of Guilford common stock being tendered in the Offer must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information. If certificates representing shares of Guilford common stock being tendered in the Offer are registered in the name of a person other than the signer of the Letter of Transmittal that is being returned with such shares, or if payment is to be made or certificates representing shares of Guilford common stock not being tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information.

        Guaranteed Delivery.    If a stockholder desires to tender shares of Guilford common stock in the Offer and such stockholder's certificates representing such shares are not immediately available, or the book-entry transfer procedures described above under the caption "Book-Entry Transfer" cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder may tender such shares of Guilford common stock if all the following conditions are met:

  •
  such tender is made by or through an Eligible Institution (as described above under the caption "Signature Guarantees");

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form enclosed with this Offer to Purchase, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date; and

  •
  either (i) the certificates representing shares of Guilford common stock being tendered in the Offer, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption "Signature Guarantees"), and any other required documents, are received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase within three trading days (as described below) after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under the caption "Book-Entry Transfer," (1) either the Letter of Transmittal enclosed with this Offer to Purchase (or facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption "Signature Guarantees"), or an Agent's Message (as described above under the caption "Book-Entry Transfer"), and any other required documents, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase and (2) such shares are delivered pursuant to the book-entry transfer procedures described above under the caption "Book-Entry Transfer" and a Book-Entry Confirmation (as described above under the caption "Book-Entry Transfer") is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. For purposes of the foregoing, a trading day is any day on which the Nasdaq National Market is open for business.

        The Notice of Guaranteed Delivery described above may be delivered by hand or transmitted by telegram or mail to the Depositary, and must include a guarantee by an Eligible Institution (as described above under the caption "Signature Guarantees") in the form set forth in such Notice of Guaranteed Delivery. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The method of delivery of share certificates, the Letter of Transmittal and all other required documents is at the option and risk of the tendering stockholder, and delivery will be made only when actually received by the Depositary.

        Other Requirements.    Notwithstanding any provision hereof, in all cases payment for shares of Guilford common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of the following:

  •
  certificates for such shares, or a timely Book-Entry Confirmation (as described above under the caption "Book-Entry Transfer") with respect to such shares;

  •
  the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, with any required signature guarantees (as described above under the caption "Signature Guarantees"), or in the case of a Book-Entry Transfer, an Agent's Message in lieu of the Letter of Transmittal, (as described above under the caption "Book-Entry Transfer"); and

  •
  any other documents required by the Letter of Transmittal.

        Accordingly, tendering stockholders may be paid at different times depending upon when certificates for shares of Guilford common stock being tendered in the Offer or Book-Entry Confirmations with respect to shares of Guilford common stock being tendered in the Offer are actually received by the Depositary.

        Under no circumstances will interest be paid by Purchaser on the Offer Price payable in respect of shares of Guilford common stock being tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

        Appointment.    By executing and returning the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), or in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of the Letter of Transmittal as described above under the caption "Book-Entry Transfer," a stockholder tendering shares of Guilford common stock in the Offer will be irrevocably appointing designees of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner described in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the shares of Guilford common stock being tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other shares of Guilford common stock or other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the shares of Guilford common stock being tendered. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment the shares of Guilford common stock being tendered by such stockholder as provided in this Offer to Purchase. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such shares of Guilford common stock or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such shares of Guilford common stock and other securities or rights in respect of any annual, special or adjourned meeting of Guilford's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for shares of Guilford common stock to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such shares and other securities or rights, including voting at any meeting of stockholders.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of Guilford common stock in the Offer will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of shares of Guilford common stock determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any shares of Guilford common stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of Guilford common stock in the Offer will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, Guilford, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding.

        Backup Withholding.    Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of any payments made pursuant to the Offer. In order to avoid backup withholding of United States federal income tax on payments of cash in connection with the Offer, a stockholder who is a U.S. citizen or a U.S. resident alien must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number on a Substitute Form W-9 and certify under penalty of perjury that such taxpayer identification number is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct taxpayer identification number or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such stockholder and the payment of cash to such stockholder in connection with the Offer may be subject to backup withholding. All stockholders tendering shares of Guilford common stock in the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, corporations and certain other taxpayers that can demonstrate they are included in certain other exempt categories) are not subject to backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete, sign and return to the Depositary the main signature form and a Form W-8BEN or other appropriate Form W-8 (copies of which may be obtained by contacting the Depositary) to provide the information and certification necessary to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate.

  3.    WITHDRAWAL RIGHTS

        Except as otherwise provided in this Section 3, tenders of shares of Guilford common stock in the Offer are irrevocable. Shares of Guilford common stock that are tendered in the Offer may be withdrawn pursuant to the procedures described below at any time prior to the Expiration Date and shares that are tendered may also be withdrawn at any time after such time unless accepted for payment on or before that date as provided in this Offer to Purchase. Once shares of Guilford common stock are accepted for payment, such shares will no longer be able to be withdrawn. In the event that Purchaser provides for a subsequent offering period following the successful completion of the Offer, (i) no withdrawal rights will apply to shares tendered during such subsequent offering period and (ii) no withdrawal rights will apply to shares that were previously tendered in the Offer and accepted for payment.

        For a withdrawal of shares of Guilford common stock previously tendered in the Offer to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the book-entry transfer procedures described in Section 2 (Procedures for Tendering Shares of Guilford common stock in the Offer) of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, Guilford, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Withdrawals of shares of Guilford common stock may not be rescinded. Any shares withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 2 (Procedures for Tendering Shares of Guilford Common Stock in the Offer) of this Offer to Purchase.

        The method of delivery of any notice of withdrawal is at the option and risk of the tendering stockholder, and delivery of any notice of withdrawal will be made only when actually received by the Depositary.

        4.    ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES OF GUILFORD
COMMON STOCK

        On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date, Purchaser will accept for payment, and will pay for, all shares of Guilford common stock validly tendered to Purchaser in the Offer and not withdrawn prior to the Expiration Date. Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or the payment for, shares of Guilford common stock that are tendered in the Offer in order to comply in whole or in part with any applicable law or regulatory requirement. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

        In all cases, payment for shares of Guilford common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

  •
  the certificates representing such shares, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 (Procedures for Tendering Shares of Guilford Common Stock in the Offer) of this Offer to Purchase under the caption "Signature Guarantees"); or

  •
  in the case of a transfer effected pursuant to the book-entry transfer procedures as described in Section 2 (Procedures for Tendering Shares of Guilford Common Stock in the Offer) of this Offer to Purchase under the caption "Book-Entry Transfer" a Book-Entry Confirmation and either the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 (Procedures for Tendering Shares of Guilford Common Stock in the Offer) of this Offer to Purchase under the caption "Signature Guarantees") or an Agent's Message, and any other required documents.

        Accordingly, stockholders tendering shares of Guilford common stock in the Offer may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to shares are actually received by the Depositary.

        The per share consideration paid to any stockholder in the Offer will be the highest per share consideration paid to any other stockholder in the Offer. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, shares of Guilford common stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such shares. On the terms of and subject to the conditions to the Offer, payment for shares of Guilford common stock that are accepted for payment in the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for stockholders tendering shares in the Offer for the purpose of receiving payment from Purchaser and transmitting payment to such stockholders whose shares of Guilford common stock have been accepted for payment in the Offer.

        Under no circumstances will interest be paid on the Offer Price for shares of Guilford common stock that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

        If Purchaser is delayed in its acceptance for payment of, or payment for, shares of Guilford common stock that are tendered in the Offer, or is unable to accept for payment, or pay for, shares that are tendered in the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of Purchaser, retain shares of Guilford common stock that are tendered in the Offer, and such shares may not be withdrawn except to the extent that stockholders tendering such shares are entitled to do so as described in Section 3 (Withdrawal Rights) of this Offer to Purchase.

        If any shares of Guilford common stock that are tendered in the Offer are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such shares will be returned (and, if certificates are submitted for more shares than are tendered, new certificates for the shares not tendered will be sent) in each case without expense to the stockholder tendering such shares (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures, such shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

  5.    CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain material United States federal income tax consequences of the Offer, the Merger and the exercise of appraisal rights to stockholders of Guilford whose shares are tendered and accepted for payment pursuant to the Offer or whose shares are converted into the right to receive cash in the Merger or upon an exercise of appraisal rights. The discussion is for general information purposes only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Guilford. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. The discussion applies only to stockholders of Guilford who hold shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to shares received pursuant to the exercise of employee stock options or otherwise as compensation or to option holders who receive payments in cancellation of their options, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder of Guilford who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws. The tax treatment of a partner in a partnership will generally depend on the status of the partner and the activities of the partnership. Stockholders that are partnerships or partners in partnerships should consult their tax advisors regarding the particular tax consequences to them.

        Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects to such stockholder of the Offer, the Merger or an exercise of appraisal rights, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

        The receipt of cash in exchange for shares pursuant to the Offer, the Merger or upon the exercise of appraisal rights will be taxable for United States federal income tax purposes. Upon a stockholder's receipt of cash, the stockholder will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold or exchanged. Gain or loss must be determined separately for each block of shares exchanged (for example, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, as of the date of the sale or exchange, the stockholder has held the shares for more than one year. Certain limitations apply to a stockholder's use of capital losses.

        A stockholder whose shares are purchased in the Offer or exchanged for cash pursuant to the Merger or upon an exercise of appraisal rights may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 2 (Procedures for Tendering Shares of Guilford Common Stock in the Offer) of this Offer to Purchase.

        THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, THE MERGER AND THE EXERCISE OF APPRAISAL RIGHTS, INCLUDING FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES.

  6.    PRICE RANGE OF SHARES OF GUILFORD COMMON STOCK

        On December 21, 2001, Guilford announced that the New York Stock Exchange, which was the principal market for Guilford's common stock, par value $.02 per share (the "Old Common Stock") informed Guilford that it was not in compliance with certain New York Stock Exchange continued listing standards. Specifically, the average closing price of the Old Common Stock, which was traded under the ticker symbol "GFD", had fallen below $1.00 per share, and Guilford's market capitalization had fallen below $15 million, over a consecutive 30-trading-day period. The Old Common Stock was cancelled on October 4, 2002.

        On February 11, 2002, as a result of the continuation of such noncompliance, the New York Stock Exchange suspended trading of the Old Common Stock. Prices for the Old Common Stock commenced quotation on February 14, 2002 on the OTC Bulletin Board, under the ticker symbol "GFDM". Such OTC market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

        On September, 20, 2002, the United States Bankruptcy Court for the Southern District of New York confirmed Guilford's amended joint plan of reorganization. On September 24, 2002, Guilford's ticker symbol was temporarily changed to "GFDMQ". On October 4, 2002, Guilford emerged from bankruptcy and issued its currently outstanding common stock, par value $0.01 per share. The ticker symbol for the Guilford common stock, the prices for which are quoted on the OTC Bulletin Board, is "GMIL".

        The following table contains information about (i) the high and low per share bid price of Guilford common stock which was issued on October 4, 2002 and (ii) the high and low share sales price of the Old Common Stock (during the period that such stock was listed on the New York Stock Exchange) or per share bid price (during the time the Old Common Stock was listed on the OTC Bulletin Board) before the Old Common Stock was cancelled effective October 4, 2002.

	High	Low
Fiscal Year Ended September 2002 (Old Common Stock)
First Quarter	$.80	$.32
Second Quarter	$.68	$.10
Third Quarter	$.28	$.16
Fourth Quarter	$.35	$.14
Fiscal Year Ended September 2003 (Guilford common stock)
First Quarter	$8.00	$2.50
Second Quarter	$4.60	$3.50
Third Quarter	$10.00	$2.25
Fourth Quarter	$12.00	$6.95
Fiscal Year Ending September 2004 (Guilford common stock)
First Quarter	$14.00	$9.75
Second Quarter (through March 4, 2004)	$25.00	$12.25

        On February 26, 2004, the last trading day before Parent and Guilford announced that they had entered into the Merger Agreement, the last sale price of shares of Guilford common stock reported on the OTC Bulletin Board was $22.00 per share. On March 4, 2004, the last trading day prior to the commencement of the Offer, the last sale price of shares of Guilford common stock reported on the OTC Bulletin Board was $19.25 per share.

        Stockholders are urged to obtain current market quotations for their shares of Guilford common stock before making a decision with respect to the Offer.

        7.     EFFECT OF THE OFFER ON THE MARKET FOR GUILFORD COMMON STOCK; EXCHANGE ACT REGISTRATION OF GUILFORD COMMON STOCK

        Effect of the Offer on the Market for Guilford Common Stock.    The purchase of shares of Guilford common stock pursuant to the Offer will reduce the number of shares of Guilford common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Guilford common stock held by the public. The purchase of shares of Guilford common stock pursuant to the Offer also can be expected to reduce the number of holders of Guilford common stock. We cannot predict whether the reduction in the number of shares of Guilford common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Guilford common stock or whether it would cause future market prices to be greater or less than the Offer Price.

        The shares are now traded on the OTC Bulletin Board, which is owned and operated by the Nasdaq Stock Market and NASD, and price and other quotations are reported by the OTC Bulletin Board. The continued extent of the public market for such shares and the availability of the quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. If the Guilford common stock is no longer registered with the SEC, then the Guilford common stock will no longer be eligible for quotation by a market maker on the OTC Bulletin Board. The shares are not currently "margin securities" under the regulations of the Federal Reserve Board.

        Exchange Act Registration.    The shares of Guilford common stock are currently registered under the Exchange Act. The purchase of Guilford common stock pursuant to the Offer may result in the Guilford common stock becoming eligible for deregistration under the Exchange Act. Registration of the Guilford common stock may be terminated upon application by Guilford to the SEC if the shares of Guilford common stock are not listed on a "national securities exchange" and there are fewer than 300 record holders of shares of Guilford common stock. The Company's transfer agent has advised that as of March 2, 2004, there were approximately 529 record holders of Guilford common stock. Termination of registration of the Guilford common stock under the Exchange Act would substantially reduce the information required to be furnished by Guilford to its stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), no longer applicable to Guilford. If the shares of Guilford common stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to Guilford. Furthermore, the ability of "affiliates" of Guilford and persons holding "restricted securities" of Guilford to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If, as a result of the purchase of shares of Guilford common stock pursuant to the Offer or the proposed Merger, Guilford is no longer required to maintain registration of the Guilford common stock under the Exchange Act, we intend to cause Guilford to apply for termination of such registration.

        If registration of the Guilford common stock is not terminated prior to the Merger, then the Guilford common stock will be no longer traded on the OTC Bulletin Board and the registration of the Guilford common stock under the Exchange Act will be terminated following the consummation of the Merger.

        8.     CERTAIN INFORMATION CONCERNING GUILFORD

        Except as otherwise described in this Offer to Purchase, all of the information concerning Guilford contained in this Offer to Purchase, including financial information, has been furnished by Guilford or has been taken from or based upon publicly available information. Neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of this information or for any failure by Guilford to disclose events that may have occurred or may affect the significance or accuracy of any such information but are unknown to Parent or Purchaser.

        General.    Guilford is a Delaware corporation with its principal office located at 6001 West Market Street, Greensboro, North Carolina 27409. Guilford's telephone number at that address is (336) 316-4000.

        Guilford is a textile manufacturer and produces fabrics to be used in the automotive, industrial and apparel industries. Guilford is a major producer and supplier of bodycloth and headliner fabric to be used in interior components of passenger cars, sports utility vehicles, conversion vans and light and heavy trucks.

        Available Information.    Guilford is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information as of particular dates concerning

Guilford's directors and executive officers, their remuneration, stock options and other matters, the principal holders of Guilford's securities and any material interest of such persons in transactions with Guilford is required to be disclosed in Guilford's proxy statements distributed to Guilford's stockholders and filed with the SEC. The most recent proxy statement so distributed and filed by Guilford was for its annual meeting held with respect to its fiscal year 2000. More current information is contained in Annex A of Guilford's Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and is being mailed to Guilford stockholders together with this Offer to Purchase, and in Guilford's Annual Report on Form 10-K for the year ended September 28, 2003.

        Such reports, proxy statements and other information are available for inspection at the public reference facilities of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information are obtainable, by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also are available for inspection at the Commission's public reference rooms in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information concerning the public reference rooms. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the SEC.

        Certain Forward-Looking Financial Data.    Prior to entering into the Merger Agreement, in connection with Cerberus' due diligence investigation of Guilford, Guilford provided Cerberus with certain non-public historical and forward-looking financial information. In particular, in February, 2004, Guilford's management provided to Cerberus and its financial advisor projections of Guilford's results for fiscal 2004, 2005 and 2006. Such projections reflected revenues and net income of $459.4 million and $12.3 million, respectively, for 2004, $439.5 million and $10.3 million, respectively, for 2005 and $482.6 million and $15.6 million, respectively, for 2006.

        Guilford has advised Cerberus that:

  •
  the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles;

  •
  Guilford's certified public accountants have not examined or compiled the projections and, accordingly, assume no responsibility for them;

  •
  the projections are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution;

  •
  the projections are, in general, prepared solely for internal use and budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments;

  •
  the projections are based upon a variety of estimates and assumptions made by management of Guilford with respect to, among other things, industry performance, general economic, market, interest rate and financial conditions, sales, operating and other revenues and expenses, and other matters which may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Guilford's control;

  •
  there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections;

  •
  the projections do not take into account any of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, which could cause actual results to differ materially from those forecast or targeted; and

  •
  neither Guilford nor any of its affiliates or representatives has made, or makes, any representation to Guilford or any stockholder regarding the information contained in the projections and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

        For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of such projections herein should not be regarded as an indication that Guilford, Purchaser, Parent, Cerberus or any of their respective affiliates or representatives considers such information to be an accurate prediction of future events, and the projections should not be relied on as such. Neither Purchaser, Parent, Cerberus nor Guilford assumes any responsibility for the completeness or accuracy of the internal forecast or budget. The projections are included herein solely because Guilford made them available to Cerberus in connection with its evaluation of the transactions contemplated by the Merger Agreement.

        9.     CERTAIN INFORMATION CONCERNING PURCHASER, PARENT AND CERBERUS

        Purchaser is a newly formed Delaware corporation organized for the purpose of effecting this Offer and the Merger and has not carried on any other activities other than in connection with the Offer and the Merger. Purchaser is a wholly owned subsidiary of Parent, a newly formed Delaware corporation organized for the purpose of effecting this Offer and the Merger, and has not carried on any other activities other than in connection with the Offer and the Merger. Parent is controlled by Cerberus Capital Management, L.P., a Delaware limited partnership ("Cerberus"), and its affiliates. Cerberus is a leading New York investment management firm which, together with its affiliates, has in excess of $12.0 billion of equity capital under management. The principal executive office of each of Purchaser and Parent is located at the same address as Cerberus' principal executive office listed below, and its telephone number at that address is the same telephone number as Cerberus' telephone number listed below.

        Cerberus' principal executive office is located at 299 Park Avenue, New York, New York 10171. Cerberus' telephone number at that address is (212) 891-2100.

        Until immediately prior to the time that Purchaser will purchase shares pursuant to the Offer, it is not anticipated that Parent will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets under capitalization, no meaningful financial information regarding Purchaser is available.

        The name, citizenship, business address, present principal occupation or employment and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are described in Schedule I of this Offer to Purchase. Except as described in this Offer to Purchase and in Schedule I hereto, none of Purchaser, Parent, Cerberus or, to the best knowledge of Purchaser, Parent and Cerberus, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Except as set forth as described in this Offer to Purchase, none of Purchaser, Parent, Cerberus or, to the knowledge of Purchaser, Parent and Cerberus, any of the persons listed in Schedule I to this

Offer to Purchase, or any associate or majority-owned subsidiary of Purchaser, Parent, Cerberus or any of the persons listed in Schedule I to this Offer to Purchase, beneficially owns any equity security of Guilford, and none of Purchaser, Parent, Cerberus or, to the knowledge of Purchaser, Parent and Cerberus, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of Guilford during the past 60 days.

        Except as described in this Offer to Purchase, no material agreement, arrangement, understanding or relationship, whether or not enforceable, exists or is proposed between Purchaser, Parent, Cerberus or, to their knowledge, any of the persons listed in Schedule I hereto or any controlling persons or subsidiaries of Parent, Purchaser or Cerberus and Guilford or any of its executive officers, directors, controlling persons or subsidiaries.

        Except as described in this Offer to Purchase, there have not been any past contacts, transactions or negotiations between Purchaser, Parent, Cerberus, or any of their respective subsidiaries or, to the knowledge of Purchaser, Parent and Cerberus, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Guilford or any of its directors, executive officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC.

        10.   SOURCE AND AMOUNT OF FUNDS

        The Offer is not conditioned upon Purchaser or Parent's ability to finance the purchase of Guilford common stock pursuant to the Offer.

        Purchaser and Parent estimate that the total amount of funds required to purchase all of the outstanding Guilford common stock pursuant to the Offer and Merger and to pay related fees and expenses will be approximately $110 million. Purchaser will obtain all funds needed for the Offer and the Merger through capital contributions and loans that will be made by Parent, either directly or through one or more wholly owned subsidiaries of Parent, to Purchaser. Parent expects to obtain such funds from capital contributions and loans that will be made, directly or indirectly, by certain of the funds and accounts managed by Cerberus and its affiliates. Such funds and accounts have unrestricted cash and cash equivalent balances substantially in excess of all required amounts. Currently, no alternative financing arrangements are contemplated.

        Following consummation of the Offer, and subject to the terms of the Note Agreement dated as of October 1, 2002, by and among Guilford and The Prudential Insurance Company of America, Massachussetts Mutual Life Insurance Company, C.M. Life Insurance Company, PW Willow Fund LLC, Wachovia Bank, National Association, Bank One, NA, General Electric Capital Corporation, Carl Marks Strategic Investments, L.P. and Carl Marks Strategic Investments III, L.P., Guilford will be required to offer to repurchase its outstanding notes issued under the Note Agreement dated as of October 1, 2002, and may be required to refinance certain other indebtedness. The funds for such repurchase and refinancing are expected to be obtained from a combination of sources which may include a high yield debt offering, a commercial bank loan or other lending facility (which may be from an affiliate of Cerberus), existing cash and additional equity investments.

        11.   BACKGROUND OF THE OFFER

        In late October of 2003, representatives of Cerberus were contacted by Guilford's financial advisor, Goldman Sachs, regarding potential interest in an acquisition of Guilford. On November 25, 2003, Cerberus negotiated and entered into a confidentiality agreement with Guilford. Goldman Sachs subsequently distributed to Cerberus a confidential information memorandum relating to Guilford's business and operations.

        On November 18, 2003, Goldman Sachs invited Cerberus, as a prospective bidder, to submit a preliminary, non-binding indication of interest for the acquisition of 100% of the outstanding shares of

Guilford's common stock. Cerberus subsequently submitted a preliminary, non-binding indication of interest to Goldman Sachs.

        Rothschild Inc. was engaged by Cerberus on December 1, 2003, to act as its financial advisor.

        Beginning in mid-December 2003, representatives of Cerberus began legal, accounting and operational due diligence investigations of Guilford's business. As part of this process, over the following weeks, Guilford management made presentations to, and conducted facility tours for, representatives of Cerberus and their financial, legal and other advisors. Additionally, the form merger agreement, and a preliminary draft of Guilford's disclosure schedules to the form merger agreement, were distributed to Cerberus.

        On January 20, 2004, Goldman Sachs invited Cerberus to submit a binding written proposal by February 11, 2004 (which was subsequently extended to February 19, 2004), and to provide written comments to the proposed merger agreement by February 2, 2004. On February 2, 2004, Cerberus submitted written comments to the form merger agreement.

        On February 11, 2004, representatives of Weil, Gotshal & Manges, Guilford's outside counsel, had telephone conversations with representatives of Schulte Roth & Zabel, legal counsel for Cerberus, to discuss Cerberus' initial comments to the form merger agreement. Cerberus was invited to submit revised written comments to the form merger agreement by February 18, 2004 based on these discussions.

        On February 18, 2004, Schulte Roth & Zabel submitted revised written comments to the form merger agreement on behalf of Cerberus.

        On February 19, 2004, Cerberus submitted a binding offer. Essential terms of Cerberus' offer were that Guilford stockholders would receive $17.50 a share in a cash tender offer. All outstanding indebtedness for borrowed money would be repaid following the tender offer, including payment of the Make-Whole Payment under the Note Agreement dated as of October 1, 2002. Cerberus' offer was contingent upon having certain stockholders agree, subject to certain conditions, to tender their shares to Cerberus in the tender offer. Other key conditions included customer interviews and receipt of updated Phase 1 environmental reports. Cerberus' offer was not contingent upon third party financing.

        On the evening of February 22, 2004, representatives of Weil, Gotshal & Manges revised the merger agreement in light of comments received from Schulte Roth & Zabel and forwarded the revised agreement to Schulte Roth & Zabel.

        From time to time between February 23, 2004 and February 27, 2004, representatives of Weil, Gotshal & Manges met with representatives of Schulte Roth & Zabel to discuss and negotiate terms of the merger agreement and the stockholder support agreements.

        On February 25, 2004, Cerberus advised Goldman Sachs that it would submit a revised bid (which would constitute its final and best offer) on February 26, 2004, provided that the financial terms of the bid or Cerberus's identity would not be disclosed to any third person. Cerberus and Guilford and their respective counsel also continued to negotiate terms of the merger agreement and substantially reached agreement on the remaining significant issues.

        On the morning of February 26, 2004, Cerberus requested that Guilford enter into a confidentiality agreement pursuant to which Guilford would agree that it would not disclose either the financial terms of the revised offer that Cerberus intended to make or Cerberus's identity to any third person.

        Following the receipt of the executed confidentiality agreement on February 26, 2004, Cerberus orally revised its bid to $19.00 per share and indicated that it was its final and best offer. Cerberus also stated that its offer would only be available until 4:00 p.m. that day.

        Prior to the open of the U.S. financial markets on February 27, 2004, Guilford, Purchaser and Parent executed and delivered the merger agreement, Purchaser, Parent and each of Prudential and Carl Marks executed and delivered the Support Agreements discussed in Section 12 (Purpose of the Offer and the Merger; Plans for Guilford; The Merger Agreement; The Support Agreements; The Confidentiality Agreement), and the parties jointly announced the Offer and the Merger.

        12.   PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR GUILFORD; THE MERGER AGREEMENT; THE SUPPORT AGREEMENTS; THE CONFIDENTIALITY AGREEMENT

Purpose of the Offer and the Merger.

        The purpose of the Offer and Merger is to enable Parent to acquire the entire equity interest in, and thus control of, Guilford. The Offer, as the first step in the acquisition of Guilford, is intended to facilitate the acquisition of all of the outstanding shares of Guilford common stock or, if fewer than all of the outstanding shares of Guilford common stock are tendered in the Offer and not withdrawn prior to the Expiration Date, such lesser number of shares of Guilford common stock, subject to the conditions to the Offer described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. The purpose of the Merger is for Parent to acquire any and all outstanding shares of the Guilford common stock that are not tendered in the Offer and accepted for payment by Purchaser in the Offer.

Plans for Guilford.

        If the Minimum Condition and the other conditions to the Offer described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase have been satisfied and Purchaser purchases the shares of Guilford common stock that are tendered in the Offer, Parent intends and will have the right to designate representatives to Guilford's Board of Directors who will constitute at least a majority of the Board of Directors and therefore control Guilford. If the conditions to the Merger described below are met, the parties intend promptly to consummate the Merger, including by seeking the approval of the Merger by the holders of Guilford capital stock as required by applicable law.

The Merger Agreement.

        The following is a summary of the Merger Agreement. The following summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the SEC by Purchaser and Parent in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 9 (Certain Information Concerning Guilford) of this Offer to Purchase.

        The Offer.    The Merger Agreement provides for the commencement of the Offer by Purchaser. Purchaser's obligation to accept for payment and pay for shares of Guilford common stock that are tendered in the Offer is subject to the satisfaction of the Minimum Condition, as defined below, and the satisfaction or waiver by Purchaser, if permitted under the Merger Agreement, of each of the conditions to the Offer that are described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. Purchaser expressly reserves the right to waive any of the conditions to the Offer to the extent legally permissible (other than the Minimum Condition), to increase the price per share payable in the Offer and to make any change in the terms of or conditions to the Offer, provided that Purchaser may not, without the prior written consent of Guilford, (i) decrease the price per share payable in the Offer; (ii) change the form of consideration to be paid in the Offer; (iii) reduce the maximum number of shares sought to be purchased in the Offer; (iv) impose conditions in the Offer in addition to those described in Section 13 (Certain Conditions to the Offer); (v) waive the Minimum

Condition; (vi) modify or amend the conditions described in Section 13 or make any other changes in the terms of the Offer that are in any manner adverse to the holders of shares; or (vii) except as provided below, extend the expiration date of the Offer. The "Minimum Condition" is defined as the condition that at the expiration of the Offer there be validly tendered in accordance with the terms of the Offer and not withdrawn that number of shares which, when taken together with shares (if any) then owned by Parent or any of its subsidiaries, represents more than 50% of the shares then outstanding determined on a fully-diluted basis (meaning the number of shares then issued and outstanding plus all shares of Guilford common stock which Guilford may be required to issue as of such date pursuant to options, warrants, convertible securities or similar obligations then outstanding).

        The Offer is initially scheduled to expire 20 business days following the date of the commencement of the Offer. Notwithstanding the foregoing, Purchaser shall, and Parent shall cause Purchaser to, (i) extend the Offer beyond the initial scheduled expiration date or any subsequent scheduled expiration date, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment and to pay for shares tendered shall not be satisfied or, to the extent permitted by the Merger Agreement, waived, subject, however, to the parties' respective rights to terminate the Merger Agreement, and (ii) extend the Offer for any period required by any rule, regulation or interpretation of the SEC or the staff thereof applicable to the Offer. Any extension of the Offer pursuant to clause (i) of the preceding sentence shall, subject to the parties' termination rights, not exceed the lesser of five business days (or such longer period as Guilford and Purchaser may agree in writing in any particular instance) or such fewer number of days that Purchaser reasonably believes are necessary to cause the conditions of the Offer set forth Section 13 (Certain Conditions to the Offer) of this Offer to Purchase to be satisfied. In addition, if, at the expiration date of the Offer, all of the conditions to the Offer have been satisfied (or, to the extent permitted by the Merger Agreement, waived by Purchaser) but the number of shares validly tendered and not withdrawn pursuant to the Offer, when taken together with shares, if any, then owned by Parent and its subsidiaries, constitutes less than 90% of the shares then outstanding, Purchaser shall (subject to applicable law) provide for a "subsequent offering period" (as contemplated by Rule 14d-11 under the Exchange Act) of at least five but no more than 20 business days after Purchaser's acceptance for payment of the shares then tendered and not withdrawn pursuant to the Offer, in which event Purchaser shall (i) give the required notice of such subsequent offering period and (2) immediately accept for payment and promptly pay for all shares tendered and not withdrawn as of such expiration date.

        The Merger Agreement further provides that, on the terms of and subject to the conditions to the Offer, Purchaser will accept for payment and pay for all the shares of Guilford common stock that are validly tendered in the Offer promptly after it is permitted to do so under applicable law (but in no event later than the next business day after such expiration date of the Offer). On or prior to the date that Purchaser becomes obligated to pay for shares pursuant to the Offer, Parent shall provide or cause to be provided to Purchaser the funds necessary to pay for all shares that Purchaser becomes so obligated to pay for pursuant to the Offer. The Offer Price shall, subject to any required withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer.

        Appointment of Directors after Acceptance for Payment of Shares Tendered in the Offer. Upon the purchase of shares of Guilford common stock pursuant to the Offer and for so long thereafter as Parent and its subsidiaries own in the aggregate more than 50% of the outstanding shares of Guilford common stock, Parent shall be entitled to designate for appointment or election to Guilford's Board of Directors, upon written notice to Guilford, such number of directors, rounded up to the next whole number, as is equal to the product obtained by multiplying the total number of directors on such Board (after giving effect to the directors designated by Parent pursuant to this sentence) by the percentage that the number of shares so owned by Parent and its subsidiaries bears to the total number of shares then outstanding. Guilford shall, upon request of Parent, use its reasonable best efforts to promptly cause Parent's designees (and any replacement designees in the event that any designee shall no longer be on such Board of Directors) to be so appointed or elected to Guilford's Board of Directors and, to the extent necessary, increase the size of such Board of Directors or use its reasonable best efforts to obtain the resignation of such number of its directors as is necessary to give effect to the foregoing provision. At such time, Guilford shall also, upon the request of Parent, use its reasonable best efforts to cause such persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on Guilford's Board of Directors of (i) each committee of Guilford's Board of Directors subject to compliance with applicable securities laws and (ii) each Board of Directors (or similar body) of each subsidiary of Guilford and each committee of each such board (or similar body). Notwithstanding the foregoing, until the Effective Time (as defined below), the Board of Directors of Guilford shall have at least one director who is a director of Guilford on the date of the Merger Agreement and who is not an officer of Guilford or any of its subsidiaries; provided, however, that notwithstanding the foregoing, in no event shall the requirement to have at least one such director result in Parent's designees constituting less than a majority of the directors on Guilford's Board of Directors unless Parent shall have failed to designate a sufficient number of persons to constitute at least a majority.

        Treatment of Company Stock Options.    The Merger Agreement requires that prior to the Purchase Date, Guilford shall take all actions necessary to provide that each option outstanding immediately prior to the Purchase Date (whether or not then vested or exercisable) that represents the right to acquire shares of Guilford common stock (each, an "Option") shall be cancelled and converted at the Purchase Date into the right to receive from Guilford a cash amount equal to the Option Consideration (as defined below) for each share of Guilford common stock then subject to the Option. The Option Consideration shall be paid as soon after the Purchase Date as shall be practicable (but in no event later than the next business day after the Purchase Date). Notwithstanding the foregoing, Guilford shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment or the vesting of the Option under the Internal Revenue Code of 1986 or any provision of state, local or foreign tax law. All unexercised Options as of the Purchase Date that have an exercise price equal to or exceeding the Offer Price on the Purchase Date shall be immediately cancelled and forfeited. Prior to the Purchase Date, Guilford shall make any amendments to the terms of the Stock Plans (as defined below) and use its reasonable best efforts to obtain any consents from holders of Options that, in each case, are necessary to give effect to the transactions contemplated by the Merger Agreement.

        "Option Consideration" is defined as, with respect to any share of Guilford common stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Offer Price per share over (ii) the exercise price payable in respect of such share of Guilford common stock issuable under such Option. "Stock Plans" is defined as the following plans of Guilford: the Guilford Mills, Inc. Stock Option Plan for Nonemployee Directors and the Guilford Mills, Inc. 2003 Stock Option Plan and any other stock option plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock or equity of Guilford.

        The Merger.    The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Merger described below under the caption "Conditions to the Merger," and in accordance with the Delaware General Corporation Law, at the Effective Time, Purchaser shall merge with and into Guilford and the separate corporate existence of Purchaser will cease, and Guilford shall be the surviving corporation of the Merger.

        Stockholder Meeting.    As promptly as practicable following the purchase of shares of Guilford common stock pursuant to the Offer, if required by applicable law in order to consummate the Merger, Guilford, acting through its Board of Directors, shall, in accordance with applicable law and Guilford's certificate of incorporation and by-laws, duly call, give notice of, convene and hold an annual or special meeting of Guilford's stockholders for the purpose of obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Guilford common stock in favor of the adoption of the Merger Agreement, or at the election of Guilford, obtain such approval by written consent in lieu of a meeting pursuant to Section 228 of the Delaware General Corporation Law. However, in the event that Parent, Purchaser and any other subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding shares of Guilford common stock pursuant to the Offer or otherwise, the parties have agreed, subject to conditions described below under the caption "Conditions to the Merger," to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the stockholders of Guilford, in accordance with Section 253 of the Delaware General Corporation Law.

        Certificate of Incorporation and By-laws of the Surviving Corporation.    The certificate of incorporation and by-laws of the surviving corporation shall be amended at the Effective Time and, as so amended, such certificate of incorporation and by-laws shall be the certificate of incorporation and by-laws of the surviving corporation until thereafter amended as provided by law and such certificate of incorporation and by-laws. Parent, from and after the Effective Time, shall cause the certificate of incorporation and the by-laws of the surviving corporation to contain provisions no less favorable to each individual who at the Effective Time is, or any time prior to the Effective Time was, a director, officer or employee of Guilford or any of its subsidiaries (the "Indemnitees"), with respect to limitation of liability of directors and officers and indemnification that are set forth as of the date of the Merger Agreement in Guilford's current certificate of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

        Directors and Officers of the Surviving Corporation.    Under the terms of the Merger Agreement, the directors of Purchaser and the officers of Guilford, respectively, immediately prior to the Effective Time, shall be the directors and officers, respectively, of the surviving corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the surviving corporation.

        Conversion of Shares of Guilford Common Stock.    Pursuant to the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Purchaser or Guilford, each issued and outstanding share of Guilford common stock shall be converted into the right to receive $19.00 (the price per share paid in the Offer) in cash, without interest thereon. Each issued and outstanding share of capital stock of Purchaser, and any share of Guilford common stock owned by a subsidiary of Guilford or a subsidiary of Parent other than Purchaser, shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the surviving corporation. Any shares that are owned by Guilford as treasury stock, and any shares owned by Parent or Purchaser, shall be automatically cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

        Appraisal Rights.    Notwithstanding anything in the Merger Agreement to the contrary, shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the Merger (or consent thereto in writing) and who comply with all of the relevant provisions of Section 262 of the Delaware General Corporation Law (the "Dissenting Stockholders") shall not be converted into or be exchangeable for the right to receive the Merger Consideration unless and until the holder or holders thereof shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Delaware General Corporation Law. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share, in accordance with the Merger Agreement, without any interest thereon.

        Representations and Warranties.    Guilford made representations and warranties to Purchaser and Parent in Article III of the Merger Agreement, including representations relating to:

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  its corporate organization and similar corporate matters;

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  its capital structure;

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  the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related obligations by or against it;

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  consents and approvals needed by it for the Merger and related matters and transactions;

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  the Merger Agreement and the transactions contemplated by it not violating, or conflicting with, its charter documents, material law or any judgment, writ or injunction applicable to it or any of its subsidiaries, or not resulting in a breach of, or constituting a default under, any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, permit, franchise, concession or agreement;

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  documents it filed with the SEC, the accuracy of information contained in such documents and the financial statements contained in such documents, and the compliance of such financial statements with GAAP and applicable SEC accounting rules;

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  the absence of material liabilities which would be required to be reflected or reserved against on a consolidated balance sheet prepared in accordance with GAAP;

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  the absence of certain changes or events;

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  pending or threatened material litigation;

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  its compliance with laws;

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  the information supplied by it for inclusion in this Offer to Purchase and its Solicitation/Recommendation Statement on Schedule 14D-9;

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  the filing of tax returns and payment of taxes;

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  employee benefits and benefits plans;

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  environmental laws, permits, liabilities, claims and reports;

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  its insurance coverage;

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  engagement and payment of fees of brokers, investment bankers, finders and financial advisors;

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  receipt of an opinion from its financial advisor, Goldman Sachs, that as of February 27, 2004, and based upon and subject to the factors and assumptions set forth therein, the Offer Price to be received by holders of Guilford common stock in the Offer and the Merger is fair from a financial point of view to such holders;

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  the description of and the filing of contracts or agreements in documents required to be filed with the SEC and the disclosure of transactions with interested parties;

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  satisfaction or the inapplicability of the restrictions on business combinations contained in Section 203 of the Delaware General Corporation Law in regards to the Merger;

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  affiliate transactions;

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  the assets owned, used or leased by it;

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  its intellectual property and rights or licenses to use intellectual property material to its business;

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  its debt and cash on hand; and

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  its expenses incurred in contemplation of the Merger Agreement.

        Parent and Purchaser made representations and warranties to Guilford in Article IV of the Merger Agreement, including representations relating to:

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  their corporate organization, valid existence and similar corporate matters;

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  the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related obligations by or against each of them;

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  consents and approvals needed by them for the Merger;

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  the Merger Agreement and the transactions contemplated by it not violating, or conflicting with, its charter documents, material law or any judgment, writ or injunction applicable to it or any of its subsidiaries, or resulting in a breach of, or constituting a default under any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, permit, franchise, concession or agreement;

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  the information supplied by them for inclusion in this Offer to Purchase and Guilford's Solicitation/Recommendation Statement on Schedule 14D-9;

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  the beneficial ownership of all outstanding stock of Purchaser;

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  the sufficiency of their cash resources to pay for shares pursuant to the Offer; and

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  engagement and payment of fees of brokers, investment bankers, finders and financial advisors.

        Interim Conduct of Business.    The Merger Agreement provides that, except as otherwise expressly permitted under the Merger Agreement, required by applicable law or set forth in the Guilford Disclosure Schedule to the Merger Agreement, during the period from the date of the Merger Agreement through the Purchase Date, Guilford must, and must cause each of its subsidiaries to, unless Parent consents in writing, conduct its business in all material respects in the ordinary course and use commercially reasonable efforts to preserve the current relationships of Guilford and its subsidiaries with their respective customers, vendors, suppliers and other persons with which they have business relationships. Additionally, Guilford will not and will not permit its subsidiaries without the written consent of Parent to:

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  issue, sell or grant any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, or any warrants, options or rights to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that (i) Guilford may issue shares of Guilford common stock upon the exercise of options that are outstanding as of February 27, 2004 and (ii) capital stock, voting securities or equity interests of Guilford's subsidiaries may be (a) issued to Guilford or a direct or indirect wholly owned subsidiary of Guilford and (b) pledged to the extent required under the Credit, Security, Guaranty and Pledge Agreement, dated as of October 1, 2002, among Guilford, as Borrower, the guarantors and lenders referred to therein and Wachovia Bank, National Association, as Administrative Agent, Collateral Agent and Issuing Bank, the Note Agreement, dated as of October 1, 2002, by and among Guilford and The Prudential Insurance Company of America, Massachusetts Mutual Life Insurance Company, C.M. Life Insurance Company, PW Willow Fund LLC, Wachovia Bank, National Association, Bank One, NA, General Electric Capital Corporation, Carl Marks Strategic Investments, L.P. and Carl Marks Strategic Investments III, L.P. or any replacement thereof;

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  redeem, purchase or otherwise acquire any outstanding shares of capital stock, voting securities or equity interests of Guilford, or any warrants, options or rights to acquire any shares of capital stock, voting securities or equity interests of Guilford;

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  declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of capital stock of Guilford;

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  split, combine, subdivide or reclassify any shares of capital stock of Guilford;

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  amend in any material respect or waive any of its material rights under, or accelerate the vesting under, any provision of the Stock Plans or any agreement evidencing any outstanding option or other right to acquire capital stock of Guilford or any restricted stock purchase agreement or any related contract;

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  incur indebtedness for borrowed money or guarantee any such indebtedness, other than borrowings from it by a wholly owned subsidiary;

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  sell, lease or dispose of any material properties or assets outside of sales of inventory in the ordinary course of business, dispositions of obsolete or worthless assets or factoring of accounts receivable as described in the Merger Agreement;

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  make capital expenditures except those made pursuant to its 2004 capital expenditure plan or those not in excess of $300,000 individually or $1,600,000 in the aggregate during any month, provided that Parent may not unreasonably withhold consent to capital expenditures in excess of these limits;

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  make investments in or acquisitions of other persons or businesses;

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  make loans or advances to any person other than itself or a wholly owned subsidiary;

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  enter into, terminate or amend in any material respect any material contract or expand the term and scope of any contract that restricts it or a subsidiary from engaging in any line of business or in any geographic area;

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  increase the compensation of any of its directors or employees or enter into, establish or amend in any material respect any employee benefit plan except (i) as required pursuant to applicable law or the terms of agreements or commitments in effect as of February 27, 2004 and (ii) for increases which are not applicable to employees generally in salaries, wages and benefits of employees (other than employees whose compensation in the 2003 fiscal year exceeded $200,000) made in the ordinary course of business;

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  make, revoke or change any material tax election or settle or compromise any material tax liability, other than an election not to have Section 382(l)(5) of the Internal Revenue Code of 1986 apply;

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  make any changes in financial or tax accounting methods, except as may be required by a change in GAAP or applicable law;

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  amend its certificate of incorporation or by-laws;

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  adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization except for mergers or acquisitions permitted by the Merger Agreement or transactions exclusively among it and its wholly owned subsidiaries;

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  settle or compromise any litigation or proceeding involving a cash payment of an amount in excess of $100,000 or relating to the Merger Agreement or the transactions contemplated by it;

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  take any action which would cause any of its representations or warranties that are qualified as to materiality to be untrue and that are not so qualified to be untrue in any material respect;

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  accelerate accounts receivable on an aggregate basis;

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  delay payments to vendors or others to whom it owes payments on a general basis (except for disputed payments);

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  renew, extend or modify real estate leases; or

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  create, or otherwise agree to, any restrictions on the ability of Guilford or any of its subsidiaries to transfer cash (or cash equivalents) between accounts outside of and inside the United States or on the free use of such cash.

        Parent has agreed that during the period from the date of the Merger Agreement until the Effective Time, except as expressly contemplated or permitted by the Merger Agreement or as required by applicable law, and except as may be agreed in writing by Guilford, it will not and will not permit its subsidiaries to:

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  take any action which would cause any of its representations or warranties that are qualified as to materiality or Material Adverse Effect (as defined below) to be untrue and that are not so qualified to be untrue in any material respect; or

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  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any governmental entity necessary to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any governmental entity entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement or (iii) materially delay the consummation of such transactions.

        Guilford will give Purchaser notice of any Material Adverse Effect.

        "Material Adverse Effect" means, with respect to any party, an effect, event or change which has a material adverse effect on the assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole, other than effects, events or changes arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles, (iii) the identity of Parent or its affiliates or acts of, or communications by, Parent or its affiliates, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, or (iv) any decline in the market price, or change in trading volume, of the capital stock of such party or any failure to meet publicly announced revenue or earnings projections.

        Non-Solicitation and Related Provisions.    The Merger Agreement requires that Guilford will cease, cause its subsidiaries to cease, and will use its reasonable best efforts to cause its and its subsidiaries' respective directors, officers, employees, investment bankers and other representatives to cease any discussions or negotiations with any person that may be ongoing as of February 27, 2004 with respect to, a Takeover Proposal (as defined below). In addition, Guilford shall not, shall cause its subsidiaries not to and shall use its reasonable best efforts to cause its and its subsidiaries' respective directors, officers, employees, investment bankers and other representatives not to (i) solicit, initiate, or knowingly encourage (including by way of furnishing information) the initiation of any Takeover Proposal (as defined below) or (ii) participate in any discussions with any third party regarding, or furnish to any third party any non-public information in connection with, any Takeover Proposal. Notwithstanding the foregoing, Guilford's Board of Directors and its representatives may have discussions with any person that has made any unsolicited Takeover Proposal solely in order to clarify and understand the terms and conditions of such proposal pursuant to a confidentiality agreement with such person on terms and conditions no more favorable to such person than those contained in the Confidentiality Agreement described below (and Guilford will provide Parent and Purchaser with the same waivers of, and modifications to, the Confidentiality Agreement as those made available to any other person) if Guilford's Board of Directors, after consultation with a legal advisor of national reputation, determines in good faith that it is necessary to take such action to comply with its fiduciary duties under applicable law. In addition, if the Board of Directors receives an unsolicited Takeover

Proposal that the Board of Directors, after consulting with a legal advisor of national reputation and with a financial advisor of national reputation, determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and that it is necessary to take the following actions to comply with its fiduciary duties under applicable law, then Guilford may (i) furnish non-public information to the person making such Takeover Proposal and (ii) participate in discussions and negotiations with such person regarding a Takeover Proposal, in each case pursuant to a confidentiality agreement with such person on terms and conditions no more favorable to such person than those contained in the Confidentiality Agreement (and Guilford will provide Parent and Purchaser with the same waivers of, and modifications to, the Confidentiality Agreement as those made available to any other person.)

        A "Takeover Proposal" is defined as any inquiry, proposal or offer from any Person (other than Parent and its subsidiaries) relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Guilford and its subsidiaries (including securities of subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of Guilford's consolidated assets or to which 20% or more of Guilford's revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity securities of Guilford, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Guilford or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Guilford or involving any subsidiary (or subsidiaries) or any assets of Guilford and its subsidiaries equal to 20% or more of Guilford's consolidated assets or to which 20% or more of Guilford's revenues or earnings on a consolidated basis are attributable; in each case, other than the transactions contemplated by the Merger Agreement.

        A "Superior Proposal" is defined as a proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of any class of equity securities of Guilford or a substantial portion of the assets (which may include securities of subsidiaries) of Guilford and its subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the Board of Directors of Guilford determines in its good faith and reasonable judgment (after consultation with a financial advisor of national reputation) to be more favorable to Guilford stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, taking into account at the time of determination the ability of the person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

        Recommendation of Guilford's Board of Directors.    Guilford's Board of Directors has unanimously recommended that the stockholders of Guilford accept the Offer, tender their shares of Guilford common stock pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement (the "Guilford Board Recommendation"). Except as expressly permitted by the Merger Agreement, neither the Board of Directors nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Guilford Board Recommendation or approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (ii) cause or authorize Guilford or any of its subsidiaries to enter into any contract or agreement (other than a confidentiality agreement) with respect to a Takeover Proposal (a "Company Acquisition Agreement"). Notwithstanding the foregoing, the Board of Directors may withdraw or modify the Guilford Board Recommendation if the Board determines in good faith, after reviewing applicable provisions of state law and after consulting with a legal advisor of national reputation, that such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable law. In addition, subject to compliance with its obligations under the Merger Agreement, if the Board of Directors receives a Takeover Proposal that it determines in good faith, after consultation with a legal advisor of national reputation and a financial advisor of national reputation, constitutes a Superior Proposal and that it is necessary to take the following actions to comply with its fiduciary duties under applicable law, the Board of Directors may enter into a Company Acquisition Agreement with respect to such Superior Proposal if (i) Guilford provides written notice to Parent which notice must be received by Parent at least three business days prior to the time it intends to cause Guilford to enter into such Company Acquisition Agreement, advising Parent that the Board of Directors of Guilford has received a Takeover Proposal which it believes constitutes a Superior Proposal and intends to accept, providing a copy of any written offer or proposal describing the Superior Proposal and identifying the person making such a Superior Proposal, (ii) as of the end of such three business day period referenced above, Parent shall have failed to revise the terms of the Offer and the Merger to an extent necessary to cause the Board of Directors to change its determination that such Takeover Proposal continues to be a Superior Proposal, and (iii) Guilford terminates the Merger Agreement pursuant to the termination provisions of the Merger Agreement within three business days after the lapse of the three business day period referenced above, concurrently enters into a Company Acquisition Agreement with respect to such Superior Proposal and pays the Termination Fee (as defined below) to Parent.

        Guilford Stockholders' Approval.    As promptly as practicable following the purchase of shares pursuant to the Offer, if the adoption of the Merger Agreement by Guilford's stockholders is required by law in order to complete the Merger, Guilford must take all action necessary under all applicable legal requirements to obtain the requisite stockholder approval.

        Under the Merger Agreement, Parent has agreed to cause all shares of Guilford common stock owned by Parent or any subsidiary of Parent to be voted in favor of the adoption of the Merger Agreement and completion of the Merger at the Guilford stockholder meeting. However, in the event that Parent, Purchaser and any other subsidiaries of Parent acquires in the aggregate at least 90% of the outstanding shares of Guilford common stock, the parties shall, subject to the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a stockholders' meeting in accordance with Section 253 of the Delaware General Corporation Law.

        Certain Employee Benefits.    The Merger Agreement stipulates that, for at least one year immediately following the first date on which Purchaser accepts for payment shares tendered and not withdrawn pursuant to the Offer, Parent will cause the surviving corporation, and their respective subsidiaries to provide for each employee of Guilford and its subsidiaries for so long as each employee remains employed with Guilford or its subsidiaries or successors, with employee benefit plans, programs, contracts and arrangements that are no less favorable, in the aggregate, than similar employee benefit plans, programs, contracts and arrangements provided by Guilford and its subsidiaries to their employees immediately prior to the Purchase Date.

        Parent has also agreed that it or its affliates will (i) recognize, to the extent credited for such purposes by Guilford prior to the closing of the Merger, the service of Guilford employees with Guilford prior to the closing of the Merger as service with Parent and its affiliates in connection with any retirement plan, whether or not tax-qualified, 401(k) savings plan, welfare benefit plans and policies (including vacations and holiday policies) maintained by Parent or one of its affiliates which is made available following the closing of the Merger by Parent or one of its affiliates for the purposes of any waiting period, vesting, participation or eligibility to receive benefits based on years of service (but excluding benefit accruals) provided, however, that with respect to any defined benefit pension plan maintained by Parent or one of its affiliates in which such employee participates following the closing of the Merger, such service credit shall be measured from the earliest date that such employee commenced participation in a tax-qualified pension or savings plan maintained by Guilford or one of its affiliates; (ii) waive or cause its insurance carriers to waive all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Guilford employees under any welfare benefit plan which is made available to Guilford employees following the closing of the Merger by Parent or one of its affiliates, and (iii) provide credit, to the extent credited for such purposes by Guilford prior to the closing of the Merger, to Guilford employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of Guilford and its subsidiaries during the portion of the relevant plan year. Parent has also agreed that the surviving corporation shall extend the earliest date on which Guilford may give notice of termination of the salary continuation agreements between Guilford and certain of its employees from November 12, 2004 to November 12, 2005.

        Directors' and Officers' Indemnification and Insurance.    The Merger Agreement provides that the certificate of incorporation and by-laws of the surviving corporation shall contain provisions with respect to indemnification in favor of those persons who are directors and officers of Guilford as of the date of the Merger Agreement no less favorable than as provided in Guilford's certificate of incorporation and by-laws (as in effect as of the date of the Merger Agreement) and which shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of such indemnitees.

        In addition, the Merger Agreement requires that Parent cause the surviving corporation to use its commercially reasonable efforts to purchase a six-year "tail" with respect to Guilford's existing current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by Guilford's directors' and officers' liability insurance policy on terms with respect to such coverage, and in an amount, not less favorable to such persons than those of such policy in effect on the date of the execution of the Merger Agreement. In the event that the surviving corporation does not purchase the "tail" policy, then, for the six-year period commencing immediately after the Purchase Date, the surviving corporation shall maintain in effect Guilford's current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by Guilford's directors' and officers' liability insurance policy on terms with respect to such coverage, and in amount, not less favorable to such persons than those of such policy in effect on February 27, 2004 (or the surviving corporation may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time); provided however, that in no event shall the surviving corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by Guilford, whether expended over time or paid in a lump some or otherwise, to maintain or procure insurance coverage, provided that if the annual premiums of such insurance coverage exceed such amount, the surviving corporation shall be obligated to obtain or to cause to be obtained a policy with the greatest coverage available for a cost not exceeding such amount.

        Conditions to the Merger.    The Merger Agreement provides that the respective obligations of the parties to effect the Merger are subject to the satisfaction (or waiver if permissible under applicable law), at or prior to the Effective Time, of the following conditions:

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  if required by applicable law and the certificate of incorporation of Guilford, the affirmative vote or written consent of the holders of a majority of Guilford's outstanding common stock in favor of the adoption of the Merger Agreement shall have been obtained;

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  no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental entity shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; and

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  Purchaser shall have purchased shares pursuant to the Offer, provided that this condition is deemed satisfied with respect to Parent and Purchaser if Purchaser shall have failed to purchase shares pursuant to the Offer in breach of its obligations under the Merger Agreement.

        Termination of the Merger Agreement.    The Merger Agreement provides that it may be terminated:

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  by mutual written consent of Guilford and Parent, duly authorized by the Board of Directors of each of Parent and Guilford;

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  by Guilford or Parent if any governmental entity shall have enacted, promulgated, issued, entered, amended or enforced (i) a law prohibiting the Offer or the Merger or making the Offer or the Merger illegal, or (ii) an injunction, judgment, order, decree or ruling, or taken any other action, in each case, permanently enjoining, restraining, preventing or prohibiting the Offer or the Merger and such injunction, judgment, order, decree or ruling or other action shall have become final and non-appealable; provided, that this right to terminate shall not be available to a party if the issuance of such final, non-appealable injunction, judgment, order, decree or ruling was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement;

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  by Guilford or Parent if the Offer shall have expired pursuant to its terms (and not have been extended in accordance the Merger Agreement) without any shares being purchased therein, provided, that this right to terminate shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement resulted in the failure of Purchaser to purchase shares in the Offer;

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  by Guilford or Parent if no shares shall have been purchased pursuant to the Offer on or before the date that is 45 days after the date on which Purchaser first mails the offer documents to Guilford's stockholders to tender their shares (the "Walk-Away Date"); provided that, this right to terminate shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement resulted in the failure of the Offer to be so consummated by the Walk-Away Date;

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  by Guilford if Purchaser shall have failed to commence the Offer on or prior to the date provided in the Merger Agreement;

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  by Guilford if concurrently it enters into a definitive Company Acquisition Agreement providing for a Superior Proposal; provided, however, that Guilford may only exercise this termination right prior to the Purchase Date; and, provided, further, that Guilford makes payment of the Termination Fee described below;

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  by Guilford if (i) the representations and warranties of Parent or Purchaser set forth in the Merger Agreement shall not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except (a) for changes permitted the Merger Agreement or (b) where all such failures to be true and correct (without giving effect to any limitation as to "Material Adverse Effect" set forth therein) in the aggregate would not have a Parent Material Adverse Effect, or (ii) Parent or Purchaser shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by them, which inaccuracy, breach or failure has not been cured within 20 business days after Parent receives from Guilford written notice of such inaccuracy, breach or failure; provided, however, that Guilford may only exercise this termination right prior to the Purchase Date;

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  by Parent if the Board of Directors of Guilford or any committee thereof (i) shall have withdrawn or modified or publicly proposes to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of the Merger Agreement or any of the transactions, contemplated by it, (ii) fails to recommend to the stockholders of Guilford that they accept the Offer and tender their shares to Purchaser pursuant thereto, or (iii) shall have recommended to the stockholders of Guilford a Takeover Proposal, or publicly proposes to approve or recommend to the stockholders of Guilford a Takeover Proposal; provided, however, that Parent may only exercise this termination right prior to the Purchase Date;

  •
  by Parent if Guilford enters into a Company Acquisition Agreement; or

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  by Parent if (i) the representations and warranties of Guilford set forth in the Merger Agreement shall not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except (a) for changes permitted by the Merger Agreement or (b) where all such failures to be true and correct (without giving effect to any limitation as to "Material Adverse Effect" set forth therein) would not have a Company Material Adverse Effect, or (ii) Guilford shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it, which inaccuracy, breach or failure has not been cured within 20 business days after Guilford receives from Parent written notice of such inaccuracy, breach or failure; provided, however, that Parent may only exercise this termination right prior to the Purchase Date.

        Fees and Expenses; Termination Fee.    The Merger Agreement provides that, except as provided in the next sentence, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expense. However, Guilford must pay Parent a termination fee of $4.0 million if the Merger Agreement is terminated by:

  •
  Guilford in order to enter into a definitive Company Acquisition Agreement (other than a confidentiality agreement) providing for a Superior Proposal;

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  Parent if (i) the Board withdraws, modifies or changes its recommendation of the Merger Agreement, (ii) the Board fails to recommend to the stockholders that they accept the Offer and tender their shares, or (iii) the Board recommends to the stockholders a Takeover Proposal or publicly proposes to approve or recommend a Takeover Proposal; or

  •
  Parent if Guilford enters into a contract or agreement (other than a confidentiality agreement) with respect to a Takeover Proposal.

The Support Agreements.

        Purchaser and Parent have entered into separate Support Agreements (the "Support Agreements") with Carl Marks Strategic Investments, L.P. and Carl Marks Strategic Investments III, L.P. (together, "Carl Marks") and The Prudential Insurance Company of America ("Prudential", and together with Carl Marks, the "Stockholders"), each dated as of February 27, 2004. The Support Agreements with Carl Marks and Prudential are substantially similar. The following is a summary of the material provisions of the Support Agreements, copies of which are filed as exhibits to the Schedule TO. This summary is not a complete description of the terms and conditions of such agreements and is qualified in its entirety by reference to the full text of such agreements filed with the SEC and incorporated by reference in the Schedule TO of which this Offer to Purchase is a part. The Support Agreements should be read in their entirety for a more complete description of the matters summarized below. The Support Agreements may be examined, and copies obtained, as set forth in Section 9 (Certain Information Concerning Purchaser, Parent and Cerberus) above.

        As a condition and inducement to Parent's and Purchaser's entering into the Merger Agreement, Parent, Purchaser and the Stockholders entered into the Support Agreements concurrently with the execution and delivery of the Merger Agreement. Carl Marks owns 575,613 shares of Guilford common stock and Prudential owns 2,066,002 shares of Guilford common stock. The Stockholders own an aggregate of 2,641,615 shares of Guilford common stock, representing approximately 48% of the shares of Guilford common stock outstanding as of the close of business on February 23, 2004.

        Pursuant to the Support Agreements, each Stockholder has agreed to tender all of its shares of Guilford common stock in the Offer not later than ten business days following the commencement by Purchaser of the Offer pursuant to the Merger Agreement and not to withdraw such shares once tendered. Each Stockholder has also agreed at any meeting of stockholders of Guilford however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, to vote, or cause to be voted, all their shares of Guilford common stock as follows:

  •
  in favor of the Merger Agreement and the approval of the transactions contemplated thereby;

  •
  against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Guilford set forth in the Merger Agreement; and

  •
  against any action that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Offer or the Merger.

        Each Stockholder has agreed to cease, and to use its reasonable best efforts to cause its directors, officers, employees, investment bankers and representatives that have authority for the management of such Stockholder's investment in shares of Guilford common stock to cease, any discussions or negotiations with any person that may be ongoing as of the date of the Support Agreements with respect to a Takeover Proposal. Additionally, until the termination of the Support Agreement to which such Stockholder is a party, each Stockholder has agreed it shall not, and shall use its reasonable best efforts to cause its directors, officers, employees, investment bankers and representatives that have authority for the management of such Stockholder's investment in shares of Guilford common stock not to, solicit, initiate or knowingly encourage the initiation of any Takeover Proposal or participate in any discussions with any third party regarding, or furnish to any third party any non-public information in connection with, any Takeover Proposal.

        In addition, each of the Stockholders has agreed pursuant to the Stockholder Agreement to which it is a party that, prior to the termination of such Support Agreement, such Stockholder will not:

  •
  sell, transfer (including by operation of law), give, pledge, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of any of its shares;

  •
  deposit any of its shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to its shares; or

  •
  take any action that would make any representation or warranty of such Stockholder set forth in the Support Agreement to which it is a party untrue or incorrect in any material respect or have the effect of preventing, disabling or materially delaying such Stockholder from performing any of its obligations under the Support Agreement to which it is a party.

        The Support Agreements each contain customary representations and warranties by the Stockholders, including representations and warranties as to ownership of shares of Guilford common stock and power and authority of each Stockholder to enter into the respective Support Agreements.

        The Support Agreement each state that they will terminate on the first to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) at such time as the Board of Directors of Guilford, pursuant to the Merger Agreement, withdraws its approval of the Merger Agreement and the transactions contemplated thereby or its recommendation that Guilford's stockholders accept the Offer and tender their shares of Guilford common stock to Purchaser, (iii) the day after the Offer is terminated or expires, provided the Stockholder has complied with its obligations under the Support Agreement, (iv) 90 days after the date of the Support Agreement, or (v) at the

Stockholder's election in the event that the Merger Agreement is amended in a manner that materially adversely affects such Stockholder.

Confidentiality Agreement.

        On November 25, 2003, Cerberus and Guilford entered a confidentiality agreement (the "Confidentiality Agreement") in connection with ongoing discussions relating to a possible transaction between Guilford and Cerberus. Pursuant to the Confidentiality Agreement, Cerberus agreed to keep confidential certain material concerning Guilford furnished by Guilford to Cerberus and to inform and direct Cerberus' representatives to use such material solely for the purpose of evaluating a possible transaction between Cerberus and Guilford. At Guilford's request, Cerberus is required to return or destroy promptly all documents furnished by or on behalf of Guilford, provided that Cerberus may keep one copy of the material for its legal files for compliance purposes only, subject to the terms of the Confidentiality Agreement. The Confidentiality Agreement remains in effect until the earlier of (i) November 25, 2005 and (ii) the date on which the parties consummate the Merger Agreement. The foregoing does not purport to be a complete description of the terms and conditions of the Confidentiality Agreement.

        13.   CERTAIN CONDITIONS TO THE OFFER

        The following is a summary of all of the conditions to the Offer, and the Offer is expressly conditioned on the satisfaction of these conditions. The following summary does not purport to be a complete description of the conditions to the Offer contained in the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the SEC by Purchaser and Parent in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning Guilford) of this Offer to Purchase.

        The Merger Agreement provides that Purchaser is not required to accept for payment, or (subject to any applicable rule or regulation of the SEC) pay for, and may delay the acceptance for payment of, or (subject to any applicable rule or regulation of the SEC) the payment for, any tendered shares of Guilford common stock, and (subject to the terms of the Merger Agreement) may terminate the Offer and not accept for payment any tendered shares of Guilford common stock, if (i) the Minimum Condition is not satisfied at the expiration of the Offer or (ii) immediately prior to the expiration of the Offer, any of the following conditions shall exist:

  •
  there shall be any injunction, judgment, ruling, order or decree instituted, issued or entered, or any law enacted, issued, promulgated, amended or enforced, by any governmental entity, which restrains, enjoins, prohibits or makes illegal the consummation of the Offer or the Merger, except where the same are consistent with Parent's obligations under the Merger Agreement;

  •
  the representations and warranties of Guilford set forth in the Merger Agreement shall not be true and correct at and as of the expiration of the Offer as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except (i) for changes permitted by the Merger Agreement or (ii) where all such failures to be true and correct (without giving effect to any limitation as to Material Adverse Effect set forth in the Merger Agreement) in the aggregate would not have a Company Material Adverse Effect;

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  Guilford shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it prior to the expiration of the Offer;

  •
  the Merger Agreement shall have been terminated in accordance with its terms;

  •
  since the date of the Merger Agreement, there shall have been any Company Material Adverse Effect; or

  •
  a moratorium on lending by banks shall have been declared by any New York or United States governmental entity.

        The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by either of them regardless of the circumstances giving rise to such conditions or may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser (except for any conditions which, pursuant to Merger Agreement, may only be waived with Guilford's consent). The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

        If the Offer is terminated, all tendered shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

        14.   CERTAIN LEGAL MATTERS

        Except as described in this Section 14, based on information provided by Guilford, none of Guilford, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of Guilford that might be adversely affected by Purchaser's acquisition of shares of Guilford common stock in connection with the Offer or the Merger, or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of shares of Guilford common stock by Purchaser in connection with the Offer or the Merger. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Statutes." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, shares of Guilford common stock that are tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Guilford's business or that certain parts of Guilford's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, the shares of Guilford common stock that are tendered in the Offer. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to governmental actions.

        Delaware Law.    In general, Section 203 of the Delaware General Corporation Law prevents an interested stockholder (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate thereof) from engaging in a business combination (generally defined to include a merger and certain other transactions as described below) with a Delaware corporation for a period of three years following the time when such stockholder became an interested stockholder unless (i) prior to such time the corporation's Board of Directors approved either the business combination or the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon completion of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time, the business combination is approved by the corporation's Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder (and such action may not be taken by written consent).

        State Takeover Statutes. A number of states (including Delaware, where Guilford, Purchaser and Parent are incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in those states or that have substantial assets, security holders, principal executive offices or principal places of business in those states. Except as described in this Offer to Purchase, it is not known whether any of these laws will, by their terms, apply to the Offer or the Merger and Purchaser has not complied with any such laws. Except as set forth in this Offer to Purchase, Parent and Purchaser have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, Parent and Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Parent and Purchaser might be unable to accept for payment or purchase shares of Guilford common stock tendered in the Offer or might be delayed in continuing or consummating the Offer. In that case, Purchaser may not be obligated to accept for purchase, or pay for, any shares of Guilford

        Foreign Antitrust Laws.    The antitrust and competition laws of certain foreign countries may apply to the Offer and the Merger and related filings and notifications may be required. Purchaser and Guilford are reviewing whether any such filings are required in connection with the Offer or the Merger and intend to make such filings promptly to the extent required. Under the Merger Agreement, Parent and Guilford have agreed to use their reasonable best efforts to resolve any objections that the antitrust regulators may raise with respect to the contemplated transactions.

        15.   FEES AND EXPENSES

        Rothschild Inc. is acting as the Dealer Manager in connection with the Offer and has provided certain financial advisory services to Cerberus, Purchaser and Parent in connection with the acquisition of Guilford. Rothschild Inc. will receive reasonable and customary compensation for its services. In addition, each of Cerberus, Purchaser and Parent has agreed to reimburse Rothschild Inc. for certain expenses it incurs in providing its services. Each of Cerberus, Purchaser and Parent also has agreed to indemnify Rothschild Inc. and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

        Purchaser and Parent have retained MacKenzie Partners, Inc. to act as the Information Agent for the Offer and EquiServe Trust, to serve as the Depositary for the Offer. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with their services, including certain liabilities and expenses under United States federal securities laws.

        The Information Agent may contact holders of Guilford common stock by mail, telephone, facsimile, email, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Guilford common stock.

        Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than to the Depositary, the Information Agent and, in the event that the laws of one or more jurisdictions require the Offer to be made by a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of shares of Guilford common stock in connection with the Offer. Upon request, Purchaser will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

        16.   MISCELLANEOUS

        The Offer is not being made to nor will tenders be accepted from or on behalf of holders of shares of Guilford common stock in any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. Neither Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. To the extent that Purchaser or Parent becomes aware of any state law or other jurisdiction's law that would limit the class of offerees in the Offer, Purchaser may amend, in its discretion, the Offer and, depending on the timing of such amendment, if any, may extend, in its discretion, the Offer to provide adequate dissemination of such information to holders of shares of Guilford common stock prior to the expiration of the Offer.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT THAT IS NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        Purchaser and Parent have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to such document. In addition, Guilford has filed with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, containing its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional information with respect to the Offer. Such documents and any amendments to such documents, including the related exhibits, should be available for inspection and copies should be obtainable in the manner described in Section 8 (Certain Information Concerning Guilford) of this Offer to Purchase.

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER, PARENT AND CERBERUS

  1. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

        The name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Purchaser and Parent are set forth below. The business address and phone number of each such director and executive officer is GMI Holding Corporation, c/o Cerberus Capital Management, L.P. ("Cerberus"), 299 Park Avenue, New York, New York 10171, (212) 891-2100. All directors and executive officers listed below are citizens of the United States.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Mark A. Neporent	Mr. Neporent is a director and President of Purchaser and Parent. For more than the past five years, Mr. Neporent has been the Chief Operating Officer and a Senior Managing Director for Cerberus and its affiliates.
Seth P. Plattus	Mr. Plattus is a director and Secretary of Parent and Purchaser. For more than the past five years, Mr. Plattus has been a Managing Director for Cerberus and its affiliates.
Dev B. Kapadia
Mr. Kapadia is a director and Vice President of Purchaser and Parent and a Managing Director of Cerberus. Prior to joining Cerberus in 2003, Mr. Kapadia spent seven years with The Carlyle Group, a global private investment firm, and Carlyle Management Group, a Carlyle private equity fund dedicated to turnaround and special situation investments.
Hootan Yaghoobzadeh
Mr. Yaghoobzadeh is a director and Vice President of Purchaser and Parent and a Vice President of Cerberus. Prior to joining Cerberus in 2003, Mr. Yaghoobzadeh was an investment professional at The Carlyle Group from 2002 to 2003 and, prior to attending business school, from 1998 to 2000, where he focused on U.S. buyout opportunities.

        During the last five years, to the best knowledge of Purchaser and Parent, none of the persons named above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF CERBERUS

        Funds and accounts managed by Cerberus and its affiliates hold, directly or indirectly, 100% of the issued and outstanding equity of Parent, which in turn owns 100% of the issued and outstanding equity of Purchaser. The principal executive offices of Cerberus are located at 299 Park Avenue, New York, New York 10171, telephone (212) 891-2100.

        The general partner of Cerberus is Craig Court GP, LLC, a Delaware limited liability company. The sole managing member of Craig Court GP, LLC is Craig Court, Inc., a NewYork corporation. The name, present principal occupation or employment and material occupations, positions, offices and employment for the past five years of each of the directors and executive officers of Craig Court, Inc. are set forth below. The business address and phone number of each such director and executive officer is Craig Court, Inc., c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, New

York 10171, (212) 891-2100. All directors and executive officers listed below are citizens of the United States.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Stephen A. Feinberg	Mr. Feinberg is the sole director and is the President, Secretary and Treasurer of Craig Court, Inc. Mr. Feinberg founded Cerberus and has been a Senior Managing Director for more than the past five years.
William L. Richter	Mr. Richter is a Vice President of Craig Court, Inc. Mr. Richter co-founded Cerberus and has been a Senior Managing Director of Cerberus for more than the past five years.
Mark A. Neporent	Mr. Neporent is a Vice President of Craig Court, Inc. Mr. Neporent has been the Chief Operating Officer and a Senior Managing Director of Cerberus for more than the past five years.

        During the last five years, to the best knowledge of Cerberus, none of the persons named above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for shares of Guilford common stock and any other required documents should be sent or delivered by each stockholder of Guilford or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of the addresses set forth below.

EQUISERVE TRUST

By U.S. or Registered Mail: EquiServe Trust PO Box 43014 Providence, RI 02940-3014	By Hand: Securities Transfer & Reporting c/o EquiServe Trust 100 Williams Street, Galleria New York, NY 10038	By Overnight Courier or Signature Guaranteed: EquiServe Trust Corporate Actions 66 Brooks Drive Braintree, MA 02184

        Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

E-Mail: proxy@mackenziepartners.com

The Dealer Manager for the Offer is:

1251 Avenue of the Americas
New York, New York 10020
(800) 753-5151
(212) 403-3500

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER, PARENT AND CERBERUS
EQUISERVE TRUST